UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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LoCorr Investment Trust
(Name of Registrant As Specified In Its Charter)

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LOCORR LONG/SHORT COMMODITIES STRATEGY FUND
261 SCHOOL AVENUE, 4TH FLOOR
EXCELSIOR, MN 55331

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISER

A Notice of Internet Availability of this Information Statement is being mailed on or about January 17, 2014 to shareholders of record as of December 31, 2013 (the “Record Date”).  The Information Statement is being provided to shareholders of the LoCorr Long/Short Commodities Strategy Fund (the “Fund”), a series of LoCorr Investment Trust (the “Trust”), an Ohio business trust with principal offices located at 261 School Avenue, 4th Floor, Excelsior, MN  55331, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund, the Trust and the investment adviser to the Fund, LoCorr Fund Management, LLC (the “Adviser”), received from the U.S. Securities and Exchange Commission (“SEC”) effective as of September 11, 2012.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board of Trustees” or the “Trustees”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement (or a Notice of Internet Availability of Information Statement) is sent to shareholders of the Fund.  The Board of Trustees reviews the Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at www.locorrfunds.com/literature.html.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Fund will bear the expenses incurred with preparing and distributing this Information Statement.  One Notice of Internet Availability of this Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from a shareholder.

YOU MAY OBTAIN A COPY OF THE FUND’S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY VISITING THE FUND’S WEBSITE AT WWW.LOCORRFUNDS.COM, BY WRITING TO THE FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201, OR BY CALLING (TOLL-FREE) 1-855-523-8637.

THE ADVISER, SUB-ADVISER AND MANAGEMENT AGREEMENTS

Advisory Agreement

Pursuant to a management agreement dated November 18, 2013, between the Trust, with respect to the Fund, and the Adviser, a Minnesota limited liability company headquartered at 261 School Avenue, 4th Floor, Excelsior, MN 55331, the Adviser serves as the investment adviser to the Fund (the “Management Agreement”).  The Management Agreement was last submitted to a vote of the shareholders of the Fund on February 25, 2013.  The Management Agreement continues in effect from year to year only if such continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the Fund’s outstanding voting securities, and by the vote of a majority of Trustees of the Trust who are not parties to the Management Agreement or “interested persons,” as that term is defined in the Investment Company Act of 1940, as revised (the “1940 Act”), of any such party, at a meeting called for the purpose of voting on the Management Agreement.  The Management Agreement is terminable without penalty (i) by the Trust, on behalf of the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to the Adviser; and (ii) by the Adviser upon 60 days’ written notice to the Fund.  The Management Agreement provides that it will automatically terminate in the event of its “assignment,” as defined in the 1940 Act.

The Management Agreement provides that the Adviser, except by reason of willful misfeasance, bad faith, gross negligence in the performance or its duties, or reckless disregard of its obligations and duties under the Management Agreement, will not be subject to liability for, or damages, expenses or losses incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payment made pursuant to the Management Agreement, or any other matter to which the Management Agreement relates.

The Fund compensates the Adviser for its services at an incremental rate based on the Fund’s average daily net assets in accordance with the Incremental Advisory Fee schedule below.  The Fund’s Adviser has contractually agreed to reduce its fees and/or absorb expenses of the Fund until at least April 30, 2014, to ensure that total annual Fund operating expenses after fee waiver and/or reimbursement (exclusive of any Rule 12b-1 distribution and/or servicing fees, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, dividend expenses on short sales, swap fees, indirect expenses, expenses of other investment companies in which the Fund may invest, or extraordinary expenses such as litigation and inclusive of organizational costs incurred prior to the commencement of operations) will not exceed 1.95% of the daily average net assets attributable to each class of the Fund, subject to possible recoupment from the Fund in future years on a rolling three year basis (within the three years after the fees have been waived or reimbursed) if such recoupment can be achieved within the foregoing expense limit.

Net Assets	Incremental* Advisory Fee
$0 – 1 billion	1.50%
$1 – 1.5 billion	1.40%
$1.5 – 2.0 billion	1.30%
$2.0 – $2.5 billion	1.20%
$2.5 – 3.0 billion	1.10%
Over $3.0 billion	1.00%

Recoupment amounts may also include organizational expenses incurred prior to the commencement of operations subject to recoupment within three years of the date of such reimbursement.  For the fiscal year ended December 31, 2013, the Adviser waived all the management fees payable to it by the Fund.

Sub-Advisory Agreement

Pursuant to a sub-advisory agreement between the Adviser and Galliard Capital Management, Inc. (“Galliard”), located at 800 LaSalle Avenue, Suite 1100, Minneapolis, MN 55402, served as sub-adviser to the Fund (the “Galliard Sub-Advisory Agreement”).  Galliard was responsible for selecting fixed income investments and assuring that such investments were made according to the Fund's investment objective, policies and restrictions. The Adviser paid a portion of its management fee to Galliard for its sub-advisory services.  The Adviser monitored the performance of the sub-adviser on an ongoing basis.  Factors the Adviser considered with respect to the sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

The Galliard Sub-Advisory Agreement is terminable without penalty at any time by the Adviser or Galliard on 60 days' written notice, and will automatically terminate in the event of an "assignment," as that term is defined in the 1940 Act. The purpose of this Information Statement is to inform you that the Adviser has terminated the Galliard Sub-Advisory Agreement, and the Board of Trustees has approved Nuveen Asset Management, LLC (“NAM”) to replace Galliard as sub-adviser to the Fund.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

At a meeting of the Board of Trustees held November 18, 2013 (the “November 2013 Meeting”), the Board of Trustees approved NAM to replace Galliard as sub-adviser to the Fund.  At the November 2013 Meeting, the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to its consideration of the Sub-Advisory Agreement and the Board of Trustees’ legal responsibilities related to such consideration.  After analysis and discussions of the factors identified below, the Board of Trustees, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement for an initial two-year term.

Nature, Extent and Quality of Services Provided by Nuveen Asset Management, LLC  to the Fund:  The Trustees considered the nature, extent and quality of services to be provided by NAM to the Fund.  The Trustees considered NAM’s specific responsibilities in all aspects of day-to-day management of a portion of the Fund’s assets, as well as the qualifications, experience and responsibilities of Chris J. Neuharth, CFA, who would serve as the portfolio manager for the segment of the Fund’s assets managed by NAM, and other key personnel at NAM.  With respect to regulatory concerns, the Trustees noted that counsel had reviewed NAM’s Form ADV and reported that there was nothing disclosed that would impact NAM’s ability to service the Fund.  The Trustees noted their familiarity with NAM as sub-adviser to another series of the Trust and agreed that over the three year tenure of the Trust’s relationship with NAM they were very satisfied with the services provided by the entire organization.  The Trustees concluded that NAM had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing its duties under the Sub-Advisory Agreement and that the nature, overall quality and extent of the management services to be provided to the Fund were satisfactory and reliable.

Investment Performance of NAM:  In assessing the portfolio management services to be provided by NAM, the Board considered the qualifications, background and experience of the portfolio manager. The Trustees reviewed performance of NAM as sub-adviser to another series of the Trust, the LoCorr Managed Futures Strategy Fund, noting its relevance because the Fund’s investment strategy would be repositioned following the sub-adviser transition to track the LoCorr Managed Futures Strategy Fund.  They noted the sub-adviser’s outperformance over the one-year and since inception (March 22, 2011) periods with returns of 0.66% versus the Barclay’s Capital 1-5 Year Government/Credit Index returns of 0.35%, and 1.97% versus 1.82%, respectively.  The Trustees concluded that NAM has the ability to provide adequate management services and may provide positive returns to the Fund.

Costs of Services Provided and Profitability to be Realized:  The Trustees reviewed and considered the sub-advisory fees payable by the Adviser to NAM under the Sub-Advisory Agreement.  The Trustees noted positively that the overall advisory fee paid by the Fund would not increase as a result of the change in sub-adviser.  They reviewed the proposed sub-advisory fee noting that the fee provided was based on an estimate of the weighted average of the Fund’s assets, and as the Fund’s assets increase NAM’s fee may decrease proportionately, based on an incremental fee schedule.  They noted that the fee is competitive as compared to the fees charged by NAM to its other account clients.  The Trustees noted positively that the change in sub-adviser would not negatively impact shareholders through increased fees.  Based on all factors considered, the Trustees concluded that the sub-advisory fees to be paid to NAM by the Adviser were reasonable in light of the services to be provided under the Sub-Advisory Agreement.  With respect to profitability, the Trustees reviewed the profitability analysis provided by NAM and noted that NAM anticipates realizing a net loss during the first year.  The Trustees concluded that NAM’s anticipated profitability was not unreasonable.

Benefits Derived from the Relationship with the Fund:  The Trustees considered whether NAM would receive any additional direct and/or indirect benefits in connection with its relationship with the Fund. They noted NAM does not anticipate receiving any such benefits, such as brokerage commissions or soft dollars, outside the sub-advisory fee.  The Trustees concluded that the benefits that NAM may receive appear to be reasonable, and in many cases benefit the Fund.

Extent of Economies of Scale to be Realized:  The Trustees considered whether there will be economies of scale with respect to the management of the Fund.  The Trustees agreed that this was an adviser level issue and should be considered with respect to the overall advisory contract, taking into consideration the impact of the sub-advisory fee.

The Trustees noted that the recommendation to hire NAM was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisers.  Importantly, they considered, the recommendation to hire NAM to manage a portion of the Fund’s assets was based on an evaluation of the qualifications of NAM’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that NAM’s investment strategy is beneficial to the Fund, and is therefore beneficial to shareholders of the Fund.

Conclusions:  No single factor was determinative in the Trustees’ decision to approve the Sub-Advisory Agreement, but rather the Trustees based their determination on the total mix of information available.  Based on a consideration of all the factors in their totality, the Trustees determined that the Sub-Advisory Agreement, including the sub-advisory fees, was fair and reasonable.  The Board of Trustees, therefore, determined that the approval of Sub-Advisory Agreement for the Fund would be in the best interest of the Fund and its shareholders.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement was approved by the Board of Trustees at the November 2013 Meeting for an initial term of two years to commence on or about November 21, 2013.  Thereafter, continuance of the Sub-Advisory Agreement will require annual approval by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and by the vote of a majority of the Trustees who are not parties to the Sub-Advisory Agreement or interested persons of any such party.  The Sub-Advisory Agreement is terminable without penalty (i) by the Trust, on behalf of the Fund, by the Board of Trustees, by the Adviser or by the vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to NAM, and (ii) by NAM upon 60 days’ written notice.  The Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, the terms of the Sub-Advisory Agreement are substantially similar to the terms of the Galliard Sub-Advisory Agreement.  The Sub-Advisory Agreement provides that NAM, among other duties, will make all investment decisions for the portion of the Fund’s assets allocated to NAM as described in the Fund’s prospectus.  NAM, subject to the supervision of the Board of Trustees and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of the Fund’s assets allocated to NAM.  NAM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets.

The Sub-Advisory Agreement provides that the Adviser will compensate NAM at incremental rate based on the Fund’s average daily net asset, subject to a minimum annual fee and payable monthly.  The Adviser compensates NAM from the management fees that it receives from the Fund.  NAM generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

INFORMATION ABOUT NUVEEN ASSET MANAGEMENT, LLC

NAM is a Delaware limited liability company with principal offices located at 333 West Wacker Drive, Chicago, IL  60606, and is an SEC-registered investment adviser.  NAM commenced operations in 2010 and serves as the investment manager for a number of domestic and offshore private funds and separately managed account clients.  NAM also serves as collateral manager to pools of collateralized debt obligations, collateralized bond obligations, and other structured products.  As of September 30, 2013, NAM had approximately $118 billion in regulatory assets under management.

The following table provides information on the principal executive officers and directors of NAM:

Name and Address*	Title and Principal Occupation
Thomas Stephen Schreier	Chairman
William T. Huffman	President
Charles R. Manzoni	Chief Operating Officer and General Counsel
Sherri A. Hlavacek	Controller
Diane S. Meggs	Chief Compliance Officer
* The principal mailing address of each individual is that of NAM’s principal offices as stated above.

NAM is a wholly-owned subsidiary of Nuveen Fund Advisors, LLC, which is a wholly-owned subsidiary of Nuveen Investments.  Nuveen Investments is an indirect subsidiary of a holding company formed by equity investors led by Madison Dearborn Partners, LLC (“MDP”), a private equity investment firm. MDP-advised private equity funds comprise the ultimate principal owner of NAM.  Nuveen Fund Advisors, LLC and Nuveen Investments are both located at 333 W. Wacker Dr., Chicago, IL 60606.  MDP is located at Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

Nuveen Fund Advisors, LLC, as managing member, owns more than 75% of NAM.

Chris J. Neuharth, CFA, serves as the portfolio manager responsible for the management of the portion of the Fund’s portfolio managed by NAM.  Mr. Neuharth joined NAM in December 2010, pursuant to an agreement whereby part of FAF Advisors, Inc. was acquired by the sub-adviser.  Mr. Neuharth served as a Senior Fixed Income Portfolio Manager at FAF Advisors, Inc. since 2000.  Mr. Neuharth also holds the Charter Financial Analyst designation (CFA).

Other Investment Companies Advised or Sub-Advised by NAM.  NAM currently acts as sub-adviser to a registered investment company with a similar investment objective and policies to those of the Fund.

BROKERAGE COMMISSIONS

For the fiscal year ended December 31, 2013, the Fund did not pay any brokerage commissions.

For the fiscal year ended December 31, 2013, the Fund did not direct any brokerage transactions to a broker based on the research services provided.

ADDITIONAL INFORMATION ABOUT LOCORR LONG/SHORT COMMODITIES STRATEGY FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Quasar Distributors, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as distributor and principal underwriter for the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302, Milwaukee, WI  53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semi-annual report are available on request, without charge, by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201 or by calling 1-855-523-8637.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of the Fund:

Name and Address	Number of Shares	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Class A
NFS LLC FEBO NFS/FMTC IRA CC Cash Bal Plan 3516 Turnbury Rd. Beechwood, OH 44122-4264	199,160.74	42.12%	Beneficial	Fidelity Global Brokerage Group, Inc.	DE
Pershing LLC P.O. Box 2052 Jersey City NJ 07303-2052	41,979.69	8.88%	Beneficial	Pershing Group LLC	DE

Name and Address	Number of Shares	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Robert W Baird & Co Inc. 777 East Wisconsin Avenue Milwaukee, WI 53202-5391	37,721.75	7.98%	Record	Baird Holding Company	WI
Class C
Robert W Baird & Co Inc. 777 East Wisconsin Avenue Milwaukee, WI 53202-5391	69,338.74	31.63%	Beneficial	Baird Holding Company	WI
Charles Schwab & Co Inc. Attn Mutual Funds 211 Main Street San Francisco CA 94105-1905	67,717.66	28.61%	Beneficial	The Charles Schwab Corporation	DE
First Clearing LLC 2801 Market Street Saint Louis, MO 63103-2523	30,176.19	13.77%	Beneficial	Wachovia Securities Financial Holdings, LLC	DE
Stifel Nicolaus & Co Inc Joseph T. Morton 501 North Broadway St Louis, MO 63102-2188	20,374.30	9.29%	Beneficial	Stifel Financial Corp.	MO
Class I
Charles Schwab & Co Inc. Attn Mutual Funds 211 Main Street San Francisco CA 94105-1905	300,840.54	42.02%	Beneficial	The Charles Schwab Corporation	DE
BB&T Securities LLC Sub 001 8006 Discovery Dr Richmond, VA 23229-8600	72,436.47	10.12%	Beneficial	BB&T Corporation	NC
Robert W Baird & Co Inc. 777 East Wisconsin Avenue Milwaukee, WI 53202-5391	54,125.51	7.56%	Record	Baird Holding Company	WI
RBC Capital Markets Comfort Family Foundation 4550 New Linden Hill Road Ste 200 Wilmington, DE 19808-2947	47,828.66	6.68%	Beneficial	RBC USA Holdco Corporation	DE

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of the Notice of Internet Availability of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201 or by calling 1-855-523-8637.  Such copies will be delivered promptly upon request.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Fund at the same address or telephone number.